Exhibit 99.1
PLUMAS BANCORP REPORTS FOURTH QUARTER
AND YEAR END NET INCOME
QUINCY, California, February 3, 2011 — Plumas Bancorp (NASDAQ:PLBC), a bank holding company and the parent company of Plumas Bank, today announced fourth quarter earnings of $65 thousand as compared to a net loss of $3.5 million for the fourth quarter of 2009, or an improvement of $3.6 million. For the year ended December 31, 2010, Plumas Bancorp reported net income of $971 thousand as compared to a net loss of $9.1 million for the year ended December 31, 2009.
2010 Financial Highlights
Year ended December 31, 2010 compared to December 31, 2009
•	Net income of $971 thousand as compared to a net loss of $9.1 million.
•	Loan loss provision decreased by $9.0 million.
•	Non-interest income increased by $2.8 million.
•	Non-interest expense decreased by $7.1 million.
•	Net loan charge-offs decreased by $4.4 million or 36% to $7.7 million.
Period ended December 31, 2010 compared to December 31, 2009
•	Cash and due from banks increased by $5 million.
•	Borrowings declined by $40 million.
•	Total Risk-Based Capital Ratio strengthened to 13.9% from 11.6%.
Three months ended December 31, 2010 compared to December 31, 2009
•	Net income of $65 thousand as compared to a net loss of $3.5 million.
•	Loan loss provision decreased by $1.4 million.
•	Non-interest income increased by $309 thousand.
•	Non-interest expense decreased by $4.9 million.
Andrew J. Ryback, interim president and chief executive officer, remarked:
“The Board of Directors and executive management team are pleased to announce that the Company achieved profitability for the fourth consecutive quarter despite continuing economic challenges. While not satisfied with our earnings, we have stabilized our operating performance with reduced credit losses, a continued focus on cost controls, growth in our government guaranteed lending operations and additional items of non-interest income.”

“Plumas Bancorp’s and Plumas Bank’s capital ratios have improved significantly compared to year end 2009,” continued Ryback. “During 2010, the Bank’s tier 1 leverage, tier 1 risk-based and total risk-based capital ratios grew by 150 basis points, 300 basis points and 300 basis points, respectively and ended the year at 8.9%, 12.8% and 14.0%, respectively. Furthermore, our strong liquidity position provides us with the flexibility to mitigate considerable fluctuations in our funding needs.” He added, “Our top priority is ensuring that our credit risk is proactively managed. Because of that, we’ve restructured our credit administration function and dedicated our highest level loan administrator to the task of accelerating the reduction in problem assets and mitigating losses. This action step, along with a continued strong focus on cost control and revenue growth will position the Company for a higher level of profitability in future periods.”
“We continue to meet the challenges presented by a very stressed economy and are confident that we are well positioned to deal successfully with any future challenges,” concluded Ryback.
Chairman of the Board, Daniel E. West, added, “Last December Plumas Bank celebrated a significant milestone — our 30th Anniversary. It has been both a privilege and a pleasure to have served our customers for three decades and we look forward to many more years of meeting the financial needs of our local communities. Finally, we would like to take this opportunity to acknowledge our shareholders for their continued confidence in our Company and to thank them for their patience as we continue to work toward a higher level of financial strength and stability.”
Asset Quality
Nonperforming loans at December 31, 2010 were $25.4 million, an increase of $11.1 million over the $14.3 million balance at December 31, 2009. Nonperforming loans as a percentage of total loans increased to 8.07% at December 31, 2010 up from 4.30% at December 31, 2009. The increase in nonperforming loans mostly relates to two large relationships totaling $8 million. These loans were measured for impairment and it was determined that a $0.6 million allowance for impairment was required at December 31, 2010.
Nonperforming assets (which are comprised of nonperforming loans, other real estate owned and repossessed vehicle holdings) at December 31, 2010 were $34.2 million, an increase of $8.6 million over the $25.6 million balance at December 31, 2009.
Repossessed vehicles and OREO (other real estate owned) are carried at the lesser of cost or fair market value, less selling costs. OREO holdings represented thirty-one properties totaling $8.9 million at December 31, 2010 and twenty-nine properties totaling $11.2 million at December 31, 2009. Nonperforming assets as a percentage of total assets increased to 7.07% at December 31, 2010 up from 4.84% at December 31, 2009.
During the year ended December 31, 2010 we recorded a provision for loan losses of $5.5 million down $9.0 million from the $14.5 million provision recorded during the year ended December 31, 2009. The Company recorded a $1.8 million provision for loan losses for the three months ended December 31, 2010 compared to the $3.2 million in provision for loan losses for the three months ended December 31, 2009.

Net charge-offs totaled $7.7 million during the year ended December 31, 2010 and $12.2 million during the same period in 2009. Net charge-offs as a percentage of average loans decreased from 3.43% during the year ended December 31, 2009 to 2.39% during the current period. While we incurred significant charge-offs during the 2010 period, $3.1 million of the charge-offs had been incorporated in the allowance for loan losses at December 31, 2009 as specific reserves on impaired loans. The allowance for loan losses totaled $7.3 million at December 31, 2010 and $9.6 million at December 31, 2009. The decrease in the allowance for loan losses from December 31, 2009 is attributable to a $2.4 million decrease in specific reserves related to impaired loans from $4.3 million at December 31, 2009 to $1.9 million at December 31, 2010. General reserves increased by $133 thousand to $5.4 million at December 31, 2010. As a percentage of total loans general reserves were 1.73% at December 31, 2010 and 1.59% at December 31, 2009. Overall, the allowance for loan losses as a percentage of total loans decreased from 2.88% at December 31, 2009 to 2.33% at December 31, 2010, driven by the decline in specific reserves on impaired loans.
“The increase in nonperforming loans resulted from changes in the quality of two large real estate loan relationships that we have been monitoring actively for some time. We are encouraged that, despite the increase in nonperforming loans, the losses associated with such loans were nominal and we are seeing some stabilization of real estate prices in our markets. While far from robust, we are not seeing the declines in appraised values that we saw in the last two years and we are optimistic that this trend will continue in 2011,” stated Ryback.
Cash, Borrowings, Loans and Deposits
On-balance sheet liquidity has improved since December 31, 2009 with increases in cash and due from banks and decreases in borrowings. Cash and due from banks increased by $5.1 million from $59.5 million at December 31, 2009 to $64.6 million at December 31, 2010. Borrowings at the Federal Home Loan Bank (FHLB) totaled $40 million at December 31, 2009, while no borrowings with the FHLB were outstanding at December 31, 2010. Somewhat offsetting these items were a decrease in investments securities of $24.9 million.
Net loans decreased by $16 million, or 5.0% from $323 million at December 31, 2009 to $307 million at December 31, 2010. This decline in net loans was mostly related to normal pay downs and prepayments and loan charge-offs. Deposits decreased by $8 million from $433 million at December 31, 2009 to $425 million at December 31, 2010 mostly related to a decline in our public agency NOW accounts as we significantly lowered the rate paid on these municipal accounts in 2010.
Shareholders’ Equity
Total shareholders’ equity decreased by $243 thousand from $38.2 million at December 31, 2009 to $38.0 million at December 31, 2010. This decrease relates to a $674 thousand decline in unrealized gains on available-for-sale investment securities from $622 thousand at December 31, 2009 to an unrealized loss of $52 thousand at December 31, 2010.

Book value per common share decreased slightly to $5.51 at December 31, 2010 from $5.58 at December 31, 2009. Plumas Bancorp’s total risk-based capital ratio increased from 11.6% at December 31, 2009 to 13.9% at December 31, 2010 and its leverage capital ratio increased from 7.9% at December 31, 2009 to 8.9% at December 31, 2010.
Net Interest Income and Net Interest Margin
Net interest income for the year ended December 31, 2010 was $17.5 million, a decline of $1.7 million from the $19.2 million earned during the same period in 2009. The largest components of the decrease in net interest income was a decline in the average balance of loans and an increase in interest foregone on nonaccrual loans. Other significant changes, resulting in a decrease in net interest income, included a decline in yield on the Company’s investment portfolio and an increase in the average balance of deposits. These items were partially offset by declines in rates paid on deposit and subordinated debentures and an increase in the average balance of investment securities and other interest earning assets. Net interest margin for the year ended December 31, 2010 decreased 27 basis points, or 6%, to 4.25%, down from 4.52% for the same period in 2009.
Net interest income was $4.3 million for the three months ended December 31, 2010, a decrease of $502 thousand, or 10%, from $4.8 million for the same period in 2009. The decline in net interest income was primarily related to a decrease in the average balance and yield on loans and investments. The effect of these items on net interest income was partially offset by a decline in the rates paid on deposit and a decline in average balance and yield on FHLB borrowings. Net interest margin for the three months ended December 31, 2010 decreased 24 basis points to 4.10%, down from 4.34% for the same period in 2009.
Non-Interest Income and Expense
During the year ended December 31, 2010 non-interest income increased by $2.8 million to $8.6 million, from $5.8 million during the year ended December 31, 2009. This increase was primarily related to three items, the largest of which was a $1.4 million gain on the sale of our merchant processing portfolio. During June 2010 we entered into an alliance with a world-wide merchant processing leader. In conjunction with this alliance we sold our merchant processing business, recording a one-time gain of $1.4 million. The Company believes that this alliance provides our customers with a superior merchant processing solution. Additionally we sold $40.9 million in securities recording a gain on sale of $1.2 million. Finally, we recorded a gain on sale of SBA loans of $1.1 million representing the sale of $13.6 million in loans. During the three months ended December 31, 2010, total non-interest income increased by $309 thousand from the same period in 2009. This primarily relates to a $380 thousand gain on the sale of $18.9 million in securities during the 2010 quarter.

During the year ended December 31, 2010, total non-interest expense decreased by $7.1 million, or 27%, to $19.2 million, down from $26.3 million for the comparable period in 2009. The largest component of this decline was a $4.4 million decrease in the provision for OREO losses from $4.8 million during 2009 to $0.4 million during the current year. We also were able to achieve significant reductions in most other categories of expense including declines in salaries and employee benefits ($1.3 million), occupancy and equipment costs ($663 thousand), professional fees ($202 thousand) and losses/gains on the sale of OREO ($201 thousand). These items were partially offset by increases in outside service fees ($222 thousand) and OREO carrying costs ($203 thousand).
Salaries and employee benefits decreased by $1.3 million primarily related to four items. Salary expense, excluding commissions, declined by $796 thousand related to reduced staffing in all areas with the exception of government guaranteed lending and problem assets. While the Company has effectively reduced personnel in most functional areas, we have increased staffing in our problem asset department to effectively manage our increased level of nonperforming assets. Decreases in other employee benefits include reductions in stock compensation expense, the elimination of bonuses for 2010 and, effective April 1, 2010, the discontinuation of the Company’s 401k matching contributions. The reduction in occupancy and equipment expense primarily relates to cost savings at our Redding branch as a result of the purchase of this facility on March 31, 2010.
Losses on the sale of OREO totaled $158 thousand during 2009; however, during 2010 we recorded net gains on sale of OREO totaling $43 thousand.
The increase in outside service fees was primarily related to the outsourcing of daily management of our computer network operations, while the increase in OREO carrying costs is primarily related to the increase in average OREO balances.
During the three months ended December 31, 2010, total non-interest expense decreased by $4.9 million, or 52%, to $4.4 million, down from $9.3 million for the comparable period in 2009. The decrease in non-interest expense was primarily the result of decreases of $3.9 million in the provision for OREO losses. In addition, salaries and employee benefits decreased by $274 thousand and occupancy and equipment expense declined by $154 thousand.
Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates eleven branches located in the counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.
Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.
In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.
Contact: Elizabeth Kuipers
Vice President, Marketing Manager & Investor Relations Officer
Plumas Bank
35 S. Lindan Ave.
Quincy, CA 95971
530.283.7305 ext. 8912
Fax: 530.283.9665
investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	As of December 31,		Dollar	Percentage
	2010	2009	Change	Change
ASSETS
Cash and due from banks	$64,628	$59,493	$5,135	8.6%
Investment securities	63,017	87,950	(24,933)	-28.3%
Loans, net of allowance for loan losses	307,151	323,408	(16,257)	-5.0%
Premises and equipment, net	14,431	14,544	(113)	-0.8%
Intangible assets, net	475	648	(173)	-26.7%
Bank owned life insurance	10,463	10,111	352	3.5%
Real estate and vehicles acquired through foreclosure	8,884	11,269	(2,385)	-21.2%
Accrued interest receivable and other assets	15,431	20,694	(5,263)	-25.4%

Total assets	$484,480	$528,117	$(43,637)	-8.3%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$424,887	$433,255	$(8,368)	-1.9%
Short-term borrowings	0	20,000	(20,000)	-100.0%
Long-term borrowings	0	20,000	(20,000)	-100.0%
Accrued interest payable and other liabilities	11,295	6,321	4,974	78.7%
Junior subordinated deferrable interest debentures	10,310	10,310	—	0.0%

Total liabilities	446,492	489,886	(43,394)	-8.9%
Shareholders’ equity	37,988	38,231	(243)	-0.6%

Total liabilities and shareholders’ equity	$484,480	$528,117	$(43,637)	-8.3%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

			Dollar	Percentage
FOR THE YEAR ENDED DECEMBER 31,	2010	2009	Change	Change

Interest income	$20,680	$22,836	$(2,156)	-9.4%
Interest expense	3,147	3,655	(508)	-13.9%

Net interest income before provision for loan losses	17,533	19,181	(1,648)	-8.6%
Provision for loan losses	5,500	14,500	(9,000)	-62.1%

Net interest income after provision for loan losses	12,033	4,681	7,352	157.1%
Non-interest income	8,561	5,752	2,809	48.8%
Non-interest expenses	19,234	26,354	(7,120)	-27.0%

Income (loss) before income taxes	1,360	(15,921)	17,281	108.5%
Provision (benefit) for income taxes	389	(6,775)	7,164	105.7%

Net income (loss)	$971	$(9,146)	$10,117	110.6%

Basic earnings (loss) per share	$0.06	$(2.05)	$2.11	102.9%

Diluted earnings (loss) per share	$0.06	$(2.05)	$2.11	102.9%

			Dollar	Percentage
FOR THE THREE MONTHS ENDED DECEMBER 31,	2010	2009	Change	Change

Interest income	$4,945	$5,736	$(791)	-13.8%
Interest expense	660	949	(289)	-30.5%

Net interest income before provision for loan losses	4,285	4,787	(502)	-10.5%
Provision for loan losses	1,800	3,200	(1,400)	-43.8%

Net interest income after provision for loan losses	2,485	1,587	898	56.6%
Non-interest income	2,020	1,711	309	18.1%
Non-interest expenses	4,424	9,313	(4,889)	-52.5%

Income (loss) before income taxes	81	(6,015)	6,096	101.3%
Provision (benefit) for income taxes	16	(2,516)	2,532	100.6%

Net income (loss)	$65	$(3,499)	$3,564	101.9%

Basic loss per share	$(0.02)	$(0.77)	$0.75	97.4%

Diluted loss per share	$(0.02)	$(0.77)	$0.75	97.4%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(In thousands, except per share data)
(Unaudited)

	December 31,
	2010	2009
AVERAGE BALANCES FOR THE YEAR ENDED
Assets	$500,082	$490,000
Earning assets	$413,071	$424,839
Loans	$323,906	$354,482
Deposits	$430,777	$403,896
Common equity	$27,304	$33,147
Total equity	$38,941	$43,839

CREDIT QUALITY DATA
Allowance for loan losses	$7,324	$9,568
Allowance for loan losses as a percentage of total loans	2.33%	2.88%
Nonperforming loans	$25,358	$14,291
Nonperforming assets	$34,242	$25,560
Nonperforming loans as a percentage of total loans	8.07%	4.30%
Nonperforming assets as a percentage of total assets	7.07%	4.84%
Year-to-date net charge-offs	$7,745	$12,156
Year-to-date net charge-offs as a percentage of average loans	2.39%	3.43%

SHARE AND PER SHARE DATA
Basic loss per share for the quarter	$(0.02)	$(0.77)
Diluted loss per share for the quarter	$(0.02)	$(0.77)
Quarterly weighted average shares outstanding	4,776	4,776
Quarterly weighted average diluted shares outstanding	4,776	4,776
Basic earnings (loss) per share, year-to-date	$0.06	$(2.05)
Diluted earnings (loss) per share, year-to-date	$0.06	$(2.05)
Year-to-date weighted average shares outstanding	4,776	4,776
Year-to-date weighted average diluted shares outstanding	4,776	4,776
Book value per common share	$5.51	$5.58
Common cash dividends paid per share, year-to-date	$—	$—
Total shares outstanding	4,776	4,776

QUARTERLY KEY FINANCIAL RATIOS
Annualized loss on average common equity	(1.5)%	(48.0)%
Annualized return (loss) on average assets	0.1%	(2.7)%
Net interest margin	4.10%	4.34%
Efficiency ratio	70.2%	143.3%

YEAR END KEY FINANCIAL RATIOS
Return (loss) on average common equity	1.1%	(29.5)%
Return (loss) on average assets	0.2%	(1.9)%
Net interest margin	4.25%	4.52%
Efficiency ratio	73.7%	105.7%
Loan to Deposit Ratio	73.9%	76.8%
Total Risk-Based Capital Ratio	13.9%	11.6%